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                                                                    Exhibit 4.16

                                    AMENDMENT
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          AMENDMENT (this "Amendment"), dated as of October 26, 2001, among
UNITED DEFENSE INDUSTRIES, INC., a Delaware corporation (the "Borrower"), the lenders from time to time party to the Credit Agreement referred to below (the "Lenders"), CITICORP USA INC., THE BANK OF NOVA SCOTIA and CREDIT LYONNAIS NEW YORK BRANCH, as Documentation Agents (the "Documentation Agents"), LEHMAN COMMERCIAL PAPER INC. as Syndication Agent (the "Syndication Agent") and BANKERS TRUST COMPANY, as Administrative Agent (the "Administrative Agent"). Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings provided such terms in the Credit Agreement referred to below.

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Borrower, the Lenders, the Documentation Agents, the Syndication Agent and the Administrative Agent are parties to a Credit Agreement, dated as of August 13, 2001 (as in effect on the date hereof, the "Credit Agreement"); and

          WHEREAS, the parties hereto wish to amend the Credit Documents as herein provided;

          NOW, THEREFORE, it is agreed:

          1. Section 7.12 of the Credit Agreement is hereby amended by changing the reference to "90 days" therein to read "180 days".

          2. In order to induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants that:

          (a) no Default or Event of Default exists as of the Effective Date (as hereinafter defined), both before and after giving effect to this Amendment; and

          (b) all of the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of the Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

          3. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or of any other Credit Document.

          4. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

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          5.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES
HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

          6. From and after the Effective Date, all references in the Credit Agreement and each of the other Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.

          7. This Amendment shall become effective as of the date hereof once each of the Borrower and the Required Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile transmission) the same to the Administrative Agent at the Notice Office.